Exhibit 3.3

HYLETE, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (the “Agreement”) is made and entered into as of July 16, 2015, by and among Hylete, Inc., a California corporation (the “Company”), each of the persons and entities listed on Exhibit A hereto (the “Investors”) and each of the persons listed on Exhibit B hereto (each referred to herein as a “Founder” and collectively as the “Founders”).

RECITALS

WHEREAS, the Founders are holders of shares of Common Stock and/or options to purchase shares of Common Stock of the Company as set forth on Exhibit B hereto; and

WHEREAS, the parties desire to enter into this Agreement in order to grant first refusal and co-sale rights to the Company and to certain of the Investors.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

1. DEFINITIONS.

1.1 “Founder Stock” shall mean shares of the Company’s Common Stock now owned or subsequently acquired by the Founders by gift, purchase, dividend, option exercise or any other means whether or not such securities are only registered in a Founder’s name or beneficially or legally owned by such Founder, including any interest of a spouse in any of the Founder Stock, whether that interest is asserted pursuant to marital property laws or otherwise. The number of shares of Founder Stock owned and the number of shares of Founder Stock subject to outstanding options held by the Founders as of the date hereof are set forth on Exhibit B, which Exhibit may be amended from time to time by the Company to reflect changes in the number of shares owned by the Founders, but the failure to so amend shall have no effect on such Founder Stock being subject to this Agreement.

1.2 “Common Stock” shall mean shares of the Company’s common stock and shares of common stock issued or issuable upon conversion of the Company’s outstanding preferred stock or exercise of any option, warrant or other security or right of any kind convertible into or exchangeable for common stock.

1.3 “Investor Stock” shall mean the shares of the Company’s Common Stock now owned or subsequently acquired by the Investors whether or not such securities are only registered in an Investor’s name or beneficially or otherwise legally owned by such Investor.

1.4 “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, that holds shares equal to at least five percent (5%) of the Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.5 “Preferred Stock” shall mean the Company’s Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, and Preferred Stock held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.

1.6 “Registrable Securities” means (a) any Common Stock of the Company held by a Holder, (b) any Common Stock of the Company issuable or issued upon conversion of the Shares and (c) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned or (iii) held by a Holder (together with its affiliates) if, as reflected on the Company’s list of shareholders, such Holder (together with its affiliates) holds less than 1% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis), the Company has completed its Initial Offering and all shares of Common Stock of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period.

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1.7 For purposes of this Agreement, the term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Founder Stock.

2. TRANSFERS BY A FOUNDER.

2.1 Notice of Transfer. If a Founder proposes to Transfer any shares of Founder Stock, then the Founder shall promptly give written notice (the “Notice”) simultaneously to the Company and to each of the Investors at least 45 days prior to the closing of such Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of shares of Founder Stock to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the Transfer is being made pursuant to the provisions of Section 3.1, the Notice shall state under which clause of Section 3.1 the Transfer is being made.

2.2 Company Right of First Refusal. For a period of 20 days following receipt of any Notice described in Section 2.1, the Company shall have the right to purchase all or a portion of the Founder Stock subject to such Notice on the same terms and conditions as set forth therein. The Company’s purchase right shall be exercised by written notice signed by an officer of the Company (the “Company Notice”) and delivered to the selling Founder within such 20-day period. The Company shall effect the purchase of the Founder Stock, including payment of the purchase price, not more than five (5) business days after delivery of the Company Notice, and at such time the Founder shall deliver to the Company the certificate(s) representing the Founder Stock, as applicable, to be purchased by the Company, each certificate to be properly endorsed for transfer. The Founder Stock so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of the Company’s Common Stock.

2.3 Investor Right of First Refusal.

(a) In the event that the Company does not elect to purchase all of the Founder Stock available pursuant to its rights under Section 2.2 within the period set forth therein, the Founder shall promptly give written notice (the “Second Notice”) to each of the Major Investors, which shall set forth the number of shares of Founder Stock not purchased by the Company and which shall include the terms of Notice set forth in Section 2.1. Each Major Investor shall then have the right, exercisable upon written notice to the selling Founder (the “Investor Notice”) within 20 days after the receipt of the Second Notice, to purchase its pro rata share of the Founder Stock subject to the Second Notice and on the same terms and conditions as set forth therein. Except as set forth in Section 2.3(c), the Major Investors who so exercise their rights (the “Participating Investors”) shall effect the purchase of the Founder Stock, including payment of the purchase price, not more than five (5) business days after delivery of the Investor Notice, and at such time the Founder shall deliver to the Participating Investors the certificate(s) representing the Founder Stock, as applicable, to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer.

(b) Each Major Investor’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of shares of Founder Stock covered by the Second Notice by (ii) a fraction, the numerator of which is the number of shares of Common Stock owned by the Participating Investor at the time of the First Notice and the denominator of which is the total number of shares of Common Stock owned by all of the Major Investors at the time of the First Notice.

(c) In the event that not all of the Major Investors elect to purchase their pro rata share of the Founder Stock available pursuant to their rights under Section 2.3(a) within the time period set forth therein, then the Founder shall promptly give written notice to each of the Participating Investors (the “Overallotment Notice”), which shall set forth the number of shares of Founder Stock not purchased by the other Major Investors, and shall offer such Participating Investors the right to acquire such unsubscribed shares. The Participating Investors shall have five (5) business days after receipt of the Overallotment Notice to deliver a written notice to the Founder (the “Participating Investors Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Second Notice. For purposes of this Section 2.3(c), the denominator described in clause (ii) of subsection 2.3(b) above shall be the total number of shares of Common Stock owned by all Participating Investors at the time of Transfer. The Participating Investors shall then effect the purchase of the Founder Stock, including payment of the purchase price, not more than five (5) business days after delivery of the Participating Investors Overallotment Notice, and at such time, the Founder shall deliver to the Major Investors the certificates representing the Founder Stock, as applicable, to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer.

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2.4 Right of Co-Sale.

(a) In the event the Company and/or the Major Investors fail to exercise their respective rights to purchase all of the Founder Stock subject to Sections 2.2 and/or 2.3 hereof, following the exercise or expiration of the rights of purchase set forth in Section 2.2 and 2.3, then the selling Founder shall deliver to the Company and each Major Investor written notice (the “Co-Sale Notice”) that each Major Investor shall have the right, exercisable upon written notice to such Founder with a copy to the Company within 10 days after receipt of the Co-Sale Notice, to participate in such Transfer of Founder Stock on the same terms and conditions. Such notice shall indicate the number of shares of Investor Stock up to that number of shares determined under Section 2.4(b) such Major Investor wishes to sell under his or her right to participate. To the extent one or more of the Major Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Founder Stock that such Founder may sell in the transaction shall be correspondingly reduced.

(b) Each Major Investor may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Founder Stock covered by the Co-Sale Notice and not purchased by the Company or its assignees or Major Investors pursuant to Section 2.2 or 2.3 by (ii) a fraction, the numerator of which is the number of shares of Common Stock owned by such Major Investor at the time of the First Notice and the denominator of which is the total number of shares of Common Stock owned by such Founder (excluding shares purchased by the Company and/or Major Investors pursuant to Section 2.2 or 2.3) and the Major Investors at the time of the First Notice.

(c) Each Major Investor who elects to participate in the Transfer pursuant to this Section 2.4 (a “Co-Sale Participant”) shall effect its participation in the Transfer by promptly delivering to such Founder for transfer to the prospective purchaser one or more certificates, as applicable, properly endorsed for transfer, which represent:

(i) the type and number of shares of Common Stock which such Co-Sale Participant elects to sell; or

(ii) that number of shares of Preferred Stock which is at such time convertible into the number of shares of Common Stock which such Co-Sale Participant elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Preferred Stock in lieu of Common Stock, such Co-Sale Participant shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in Section 2.4(c)(i) above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the purchaser.

(d) The stock certificate or certificates, as applicable, that the Co-Sale Participant delivers to such Founder pursuant to Section 2.4(c) shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Founder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Founder shall not sell to such prospective purchaser or purchasers any Founder Stock unless and until, simultaneously with such sale, such Founder shall purchase such shares or other securities from such Co-Sale Participant on the same terms and conditions specified in the Co-Sale Notice.

(e) The exercise or non-exercise of the rights of any Major Investor hereunder to participate in one or more Transfers of Founder Stock made by any Founder shall not adversely affect its right to participate in subsequent Transfers of Founder Stock subject to Section 2.

(f) To the extent that the Major Investors do not elect to participate in the sale of the Founder Stock subject to the Co-Sale Notice, such Founder may, not later than thirty (30) days following delivery to the Company of the Co-Sale Notice, enter into an agreement providing for the closing of the Transfer of such Founder Stock covered by the Co-Sale Notice within fifteen (15) days of such agreement on terms and conditions not materially more favorable to the transferor than those described in the Co-Sale Notice. Any proposed Transfer on terms and conditions materially more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer of any of the Founder Stock by a Founder, shall again be subject to the first refusal and co-sale rights of the Company and/or the Major Investors and shall require compliance by a Founder with the procedures described in this Section 2.

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3. EXEMPT TRANSFERS.

3.1 Notwithstanding the foregoing, the first refusal and co-sale rights of the Company and/or the Major Investors set forth in Section 2 above shall not apply to any transfer without consideration to the Founder’s ancestors, descendants or spouse or to trusts for the benefit of such persons or the Founder; provided that in the event of any transfer made pursuant to such exemption, (A) the Founder shall inform the Major Investors of such transfer or gift prior to effecting it and (B) the transferee shall enter into a written agreement to be bound by and comply with all provisions of this Agreement, as if it were an original Founder hereunder, including without limitation Section 2. Such transferred Founder Stock shall remain “Founder Stock” hereunder, and such pledgee, transferee or donee shall be treated as the “Founder” for purposes of this Agreement.

3.2 This Agreement is subject to, and shall in no manner limit the right which the Company may have to repurchase securities from the Founder.

4. PROHIBITED TRANSFERS.

4.1 Put Option.

(a) In the event that a Founder should sell any Founder Stock in contravention of the co-sale rights of each Major Investor under Section 2.4 of this Agreement (a “Prohibited Transfer”), each Major Investor, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Founder shall be bound by the applicable provisions of such option.

(b) In the event of a Prohibited Transfer, each Major Investor shall have the right to sell to such Founder the type and number of shares of Common Stock equal to the number of shares each Major Investor would have been entitled to Transfer to the purchaser under Section 2.4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(c) The price per share at which the shares are to be sold to the Founder shall be equal to the price per share paid by the purchaser to such Founder in such Prohibited Transfer. The Founder shall also reimburse each Major Investor for any and all fees and expenses, including legal fees and expenses, incurred in connection with the exercise or the attempted exercise of the Major Investor’s rights under Section 2.4.

(d) Within ninety (90) days after the date on which a Major Investor received notice of the Prohibited Transfer or otherwise became aware of the Prohibited Transfer, such Major Investor shall, if exercising the option created hereby, deliver to the Founder the certificate or certificates representing the shares to be sold, if applicable, each certificate to be properly endorsed for transfer.

(e) Such Founder shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor, if applicable, pursuant to this Section 4.1, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.1(c), in cash or by other means acceptable to the Major Investor.

4.2 Transfer Void; Equitable Relief. Any purported Transfer by a Founder of Founder Stock not made in compliance with the requirements of Section 2 and/or Section 3 this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company of its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Founder Stock not made in strict compliance with this Agreement).

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5. LEGEND.

5.1 Each certificate, if applicable, representing shares of Founder Stock now or hereafter owned by the Founder or issued to any person in connection with a Transfer pursuant to Section 3.1 hereof shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

5.2 The Founders agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.1 above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed at the request of any Founder following termination of this Agreement.

5.3 Agreement to Lock-Up. Each Founder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Founder Stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Founder Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Founder Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5.3 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Founders if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Founder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5.3 or that are necessary to give further effect thereto.

6. MISCELLANEOUS.

6.1 Conditions to Exercise of Rights. Exercise of the Investors’ rights under this Agreement shall be subject to and conditioned upon, and the Founders and the Company shall use their best efforts to assist each Investor in, compliance with applicable laws.

6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as applied to agreements among California residents entered into and performed entirely within California.

6.3 Amendment. Any provision of this Agreement may be amended or modified and/or the observance thereof may be waived or this Agreement terminated, only with the written consent of (i) the Company, (ii) as to the Investors, persons or entities holding at least a majority in interest of the Common Stock held by the Investors and their assignees, pursuant to Section 6.4 hereof, and (iii) as to the Founders, only by a majority in interest of the Founders then providing services to the Company as an officer, employee or consultant; provided, that no consent of any Founder shall be necessary for any amendment and/or restatement which merely includes additional holders of preferred stock of the Company as “Investors” as parties hereto or other employees of the Company as “Founders” and parties hereto and does not materially increase such Founders’ obligations hereunder other than the increase in the number of shares determined by Section 2.3 and/or 2.4 hereof as a result of the addition of such additional holder. Any amendment or waiver effected in accordance with clauses (i), (ii), and (iii) of this Section 6.3 shall be binding upon each Investor, its successors and assigns, the Company and each of the Founders.

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6.4 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

6.5 Term. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a) the date of the closing of a firm commitment underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended; or

(b) upon any event deemed to be a liquidation pursuant to the Company’s Amended and Restated Articles of Incorporation, as in effect from time to time.

6.6 Ownership. The Founders represent and warrant that each is the sole legal and beneficial owner of those shares of Founder Stock he or she currently holds subject to the Agreement and that no other person has any interest (other than a community property interest) in such shares.

6.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on Exhibit A or Exhibit B, as applicable, hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

6.8 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.9 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.10 Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

6.11 Additional Founders. The parties hereby agree that if, upon the issuance of Common Stock or options to purchase Common Stock on or after the date hereof, a holder of such Common Stock and/or options to purchase Common Stock would own in excess of 1% of the Company’s capital stock on a fully-diluted as-converted to Common Stock basis (assuming the conversion of all outstanding Preferred Stock to Common Stock and the exercise of all outstanding options and warrants to purchase Common Stock), as a condition precedent to such issuance, such holder shall become a party to this Agreement by executing and delivering an additional counterpart signature page hereto and shall be deemed a “Founder” hereunder.

6.12 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its preferred stock, any purchaser of such shares of preferred stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder.

6.13 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be as effective as original signatures.

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6.14 Covenants of the Company. The Company shall use its best efforts to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by the parties hereto in order to protect the rights of the parties against impairment.

6.15 Consent of Spouse. If any Founder is married on the date of this Agreement, such Founder’s spouse shall execute and deliver to the Company a consent of spouse to the provisions set forth in this Agreement in the form of Exhibit C hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Founder’s shares of the Company’s capital stock that do not otherwise exist by operation of law or the agreement of the Founder and his or her spouse. If any Founder shall marry or remarry subsequent to the date of this Agreement, such Founder shall as soon as reasonably practicable thereafter (and in any event within 30 days thereafter) obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to same.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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The foregoing RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT is hereby executed as of the date first above written.

COMPANY:

COMPANY:	HYLETE, INC.

	By:	/s/ /s/ Ronald L. Wilson, II
Ronald L. Wilson, II
	Title:	CEO

Address:	564 Stevens Avenue,
Solana Beach, CA 92075

Signature Page to Right of First Refusal and Co-Sale Agreement

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The foregoing RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT is hereby executed as of the date first above written.

INVESTORS:

/s/ Courtney Reum

Courtney Reum

/s/ James Caccavo

James Caccavo

/s/ Kevin Park

Kevin Park

/s/ Matt Paulson

Matt Paulson

/s/ Ronald Wilson

Ronald Wilson

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EXHIBIT A

LIST OF INVESTORS

[attached hereto]

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EXHIBIT B

LIST OF FOUNDERS, AND EMPLOYEES

HOLDING GREATER THAN 1% OF THE COMPANY’S COMMON STOCK

Name	Shares of Common Stock	Options to Purchase Shares of Common Stock
Ronald Wilson	5,814	97
Matthew Paulson	4,286	96
Garrett Potter	544	81

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EXHIBIT C

CONSENT OF SPOUSE

I, [____________________], spouse of [______________], acknowledge that I have read the Right of First Refusal and Co-Sale Agreement, dated as of ________ __, 2015, to which this Consent is attached as Exhibit C (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the [__] day of [__________, _____].

Signature

Print Name

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AMENDMENT TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS AMENDMENT TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Amendment”) is made as of June 14, 2017 (the “Effective Date”), by and between Hylete, Inc., a California corporation (the “Company”), and each of the persons and entities listed on Exhibit A hereto (collectively, the “Consenting Investors”) and each of the persons listed on Exhibit B hereto (collectively as the “Consenting Founders”), with reference to the following recitals of essential facts.

RECITALS

A.       On July 16, 2015, the Company and each of the persons and entities listed on Exhibit A to the Original Agreement (as defined below) and each of the persons listed on Exhibit B to the Original Agreement entered into that certain Right of First Refusal and Co-Sale Agreement (as amended from time to time prior to the date hereof, the “Original Agreement”). Terms not otherwise defined herein shall have their respective meanings as set forth in the Original Agreement.

B.       Section 6.3 of the Original Agreement provides that any term of the Original Agreement may be amended or modified and/or the observance thereof may be waived with the written consent of the Company and, as to the Investors (as defined in the Original Agreement), persons or entities holding at least a majority in interest of Common Stock (as defined in the Original Agreement) held by the Investors and their assignees and, as to the Founders (as defined in the Original Agreement), only by a majority in interest of the Founders then providing services to the Company as an officer, employee or consultant, and further provides that any amendment or waiver effected in accordance with Section 6.3 shall be binding upon each Investor, its successors and assigns, the Company and each of the Founders.

C.       The Company has approved and executed this Amendment. The Consenting Investors hold at least a majority in interest of Common Stock held by the Investors and the Consenting Founders constitute a majority in interest of the Founders then providing services to the Company as an officer, employee or consultant.

D.       The Company, the Consenting Investors and the Consenting Founders desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth herein, the Company, the Consenting Investors and the Consenting Founders hereby agree as follows:

AMENDMENT AND AGREEMENT

1.	Amendments to Original Agreement.

a.	Section 3.1. Section 3.1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding the foregoing, the first refusal and co-sale rights of the Company and/or the Major Investors set forth in Section 2 above shall not apply to: (i) any transfer without consideration to the Founder’s ancestors, descendants or spouse or to trusts for the benefit of such persons or the Founder; and (ii) any transfer with or without consideration by Ronald Wilson or Matthew Paulson of up to ten percent (10%) of their Founder Stock held by such individual as of the date hereof; provided that in the event of any transfer made pursuant to the exemptions set forth in clause (i) and (ii) hereof, the Founder shall inform the Major Investors of such transfer or gift prior to effecting it.

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2.	Miscellaneous.

a.       No Further Amendment; Effective of Amendment. Except as expressly amended hereby, the Original Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Original Agreement. This Amendment shall form a part of the Original Agreement for all purposes, and the parties thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Original Agreement shall be deemed a reference to the Original Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

b.       Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as applied to agreements among California residents entere into and performed entirely within California.

c.       Invalidity. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

d.       Counterparts. This Amendment may be executed simultaneously in two or more counterparts, including counterparts bearing a facsimile signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other. The parties hereto intend that a facsimile signature copy on this Agreement shall have the same force and effect as an original signature.

e.       Headings. The subject headings of Sections of this Amendment are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment to Right of First Refusal and Co-Sale Agreement effective as of the Effective Date.

COMPANY:

HYLETE, INC.,
a California corporation

By: /s/ Garrett Potter
Name: Garrett Potter
Title: CFO

[SIGNATURE PAGE TO AMENDMENT TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment to Right of First Refusal and Co-Sale Agreement effective as of the Effective Date.

CONSENTING INVESTOR:

Steelpoint Co-Investment Fund, LLC

By: /s/ James A. Caccavo
Name: James A. Caccavo
Title: Managing Member

[SIGNATURE PAGE TO AMENDMENT TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment to Right of First Refusal and Co-Sale Agreement effective as of the Effective Date.

CONSENTING INVESTOR:

HCC Capital, LLC

By: /s/ Courtney Reum
Name: Courtney Reum
Title: Manager

[SIGNATURE PAGE TO AMENDMENT TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment to Right of First Refusal and Co-Sale Agreement effective as of the Effective Date.

CONSENTING INVESTOR:

Chung Family Trust, DTD 9/11/02

By: /s/ Kevin Park
Name: Kevin Park
Title:COO & CFO

[SIGNATURE PAGE TO AMENDMENT TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment to Right of First Refusal and Co-Sale Agreement effective as of the Effective Date.

CONSENTING FOUNDERS and CONSENTING INVESTOR:

By: /s/ Ronald Wilson
Name: Ronald Wilson

By: /s/ Matthew Paulson
Matthew Paulson

By: /s/ Garrett Potter
Name: Garrett Potter

[SIGNATURE PAGE TO AMENDMENT TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

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Exhibit A

Consenting Investors

Steelpoint Co-Investment Fund, LLC

HCC Capital, LLC

Chung Family Trust, DTD 9/11/02

Ronald Wilson

Matthew Paulson

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Exhibit B

Consenting Founders

Ronald Wilson

Matthew Paulson

Garrett Potter

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